Chembio to Host Conference Call to Discuss Third Quarter
Financial Results for 2007

MEDFORD, NY--(MARKET WIRE)—October 31, 2007 -- Chembio Diagnostics, Inc. (OTC BB:CEMI.OB - News) will host a conference call Friday, November 2, 2007 at 11:30am EST to discuss the third quarter financial results for 2007.

Chembio invites all those interested in hearing management’s discussion of the financial results to join the call by dialing (877) 407-9205.  International participants may access the call by dialing (201) 689-8054.

A live webcast can be accessed by clicking on the following link http://www.vcall.com/IC/CEPage.asp?ID=122663.  An archive of the webcast will be available for 90 days on the Company’s website at www.chembio.com.

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 Billion point-of-care (POC) testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007, Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY with approximately 100 employees, Chembio is licensed  by the U.S. Food and Drug Administration (FDA) and the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:                                                               Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                 Lippert/Heilshorn & Associates, Inc.
Matty Arce	Anne Marie Fields (afields@lhai.com)
(631) 924-1135                                                                       (212) 838-3777
www.chembio.com                                                               Bruce Voss
(bvoss@lhai.com)
(310) 691-7100
www.lhai.com